Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FOURTH QUARTER AND YEAR-END 2018 RESULTS AND

DECLARES QUARTERLY CASH DIVIDEND

●	Annual revenues of $5.5 billion; net income of $139.1 million

●	Earnings per diluted share of $3.45

●	Execution and expansion of strategic initiatives along with healthy economy contributed to strong financial performance

●	Annual absorption ratio 122.4%

●	Company declares cash dividend of $0.12 per share of Class A and Class B common stock

SAN ANTONIO, Texas, February 13, 2019 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the year ended December 31, 2018, the Company achieved revenues of $5.5 billion and net income of $139.1 million, or $3.45 per diluted share, compared with revenues of $4.7 billion and net income of $172.1 million, or $4.20 per diluted share, for the year ended December 31, 2017. Additionally, today the Company’s Board of Directors declared a cash dividend of $0.12 per share of Class A and Class B Common Stock, to be paid on March 15, 2019, to all shareholders of record as of February 25, 2019.

During 2018, the Company incurred a non-cash charge to amortization expense and a charge to selling, general and administrative expense totaling $20.9 million associated with the upgrade and replacement of certain components of the Company’s Enterprise Resource Planning software platform (ERP Platform). Excluding the charge related to the ERP Platform, the Company’s adjusted net income in 2018 was $154.9 million ($3.85 per diluted share). In 2017, pretax income was reduced by $7.2 million due to the Company’s decision to pay a one-time discretionary bonus to all of its employees as a result of the tax reform legislation passed in December 2017. Also as a result of the tax reform legislation, the Company’s tax expense in 2017 was reduced by $82.9 million. Excluding the one-time discretionary bonus and the one-time tax benefits, the Company’s adjusted net income in 2017 was $93.7 million ($2.28 per diluted share).

“We are incredibly proud of our outstanding financial performance in 2018,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “We remain committed to executing our strategic initiatives, including our aftermarket growth initiatives, which continue to positively impact our results. In addition to our success in executing our strategic initiatives, the overall health of the economy, strong freight demand and continued activity in the markets we support also contributed to our success in 2018,” he added.

“As always, it is important that I recognize our employees who once again did a great job supporting our customers and each other throughout 2018. It is because of their valuable contributions that our company was able to have such a successful year,” Rush said.

Operations

Aftermarket Solutions

Aftermarket products and services accounted for 63.4% of the Company’s total gross profits in 2018, with parts, service and collision center revenues reaching $1.7 billion, up 13.5% over 2017. The Company achieved an annual absorption ratio of 122.4%.

“In 2018, we continued to focus on our strategic initiatives, which, along with the solid economy and widespread aftermarket activity, especially with respect to our refuse, construction and over-the-road customers, positively impacted our financial results,” said Rush. “Our team of talented service technicians grew by 12.5%, which allowed us to better utilize our facilities and serve customers across our dealership network. This increase in technicians, along with the related investments we made in training and employee retention, demonstrate our commitment to achieving our parts and service goals and directly contributed to our strong aftermarket products and service performance in 2018,” said Rush.

“Throughout 2018, we continued to invest in both internal and customer-facing technologies that allow us to work more efficiently and deliver best-in-class integrated solutions to our customers. Our expanded all-makes parts product lines, additional parts and service locations and increased hours of service across our dealership network allow us to provide better support to customers and improve customer up time when and where they need us,” Rush said.

“Though we expect parts and service activity to remain strong in 2019, we anticipate that the pace of growth in the industry-wide parts and service market will slow slightly in 2019 compared to 2018. However, we expect our aftermarket strategic initiatives to enable us to outpace the industry in 2019 as we continue to invest in people and technology and implement certain customer-facing software solutions that we plan to roll out this year,” said Rush. “We also have ambitious recruiting objectives for both service technicians and aftermarket sales representatives in 2019 and expect the number of employees in these positions will continue to grow.”

Truck Sales

In 2018, Rush Class 8 retail sales accounted for 5.7% of the total U.S. Class 8 market, compared to 6.6% in 2017. The Company sold 14,666 Class 8 trucks in 2018, an increase of 12.1% compared to 2017.

“Widespread activity across all market segments and geographies, driven by a robust economy, contributed to our strong Class 8 new truck sales performance in 2018,” said Rush. “Our market share is down somewhat compared to 2017, primarily due to the timing of customer purchases and the industry increase in large over-the-road fleet deliveries in 2018, but we remain proud of our solid performance. It is important to note that our fourth quarter new truck sales improved by 42% compared to the fourth quarter of 2017, making it the strongest truck sales quarter in our company’s history,” he added.

ACT Research forecasts U.S. retail sales of Class 8 trucks to total 259,500 units in 2019, a 1.5% increase compared to 2018.

“The industry-wide new truck order backlog for 2019 is nearly full, and we believe truck sales in the first half of 2019 will continue at the same pace as the second half of 2018,” Rush said. “While the current outlook for 2019 Class 8 retail truck sales is strong, our team will closely monitor cancellations, used truck values, freight rates and other market factors which could impact sales volumes in the latter half of 2019,” he added.

“We believe our Class 8 new truck sales in 2019 will remain on pace with the industry,” Rush said. “We continue to support customers with a broad range of vehicle technologies, and we are proud to represent manufacturers who continue to introduce innovative new products to the market,” noted Rush.

“Our used truck sales increased 13.6% in 2018 compared to 2017 due to steady demand resulting from healthy freight rates and extended delivery times for new truck orders,” said Rush. “Used truck values remained stable throughout 2018, but the expected increase in used truck supply in 2019, coupled with expected flatter freight rates, will likely put pressure on used truck values,” said Rush. “We carefully monitor the used truck market and believe we are well positioned to support demand with our current inventory and pricing levels,” he said.

Rush’s U.S. Class 4-7 medium-duty truck sales reached 12,949 units in 2018, an 18.2% increase compared to 2017. Rush’s medium-duty new truck sales accounted for 5.0% of the total U.S. Class 4-7 market in 2018. “Similar to Class 8 sales, our Class 4-7 new unit sales increased 37% compared to the fourth quarter of 2017,” said Rush.

“With our focus on providing ready-to-roll medium-duty inventory nationwide, particularly to customers in the construction sector, our Class 4-7 truck sales significantly outpaced the market in 2018, resulting in a record year for new Class 4-7 truck sales,” said Rush.

ACT Research forecasts U. S. retail sales of Class 4-7 vehicles to reach 262,300 units in 2019, a 1.6% increase over 2018.

“We expect another strong year in the Class 4-7 market in 2019, and we believe our performance will be consistent with 2018 due to continued growth across the markets we support and our unparalleled ability to provide customers with work-ready inventory across the country,” Rush added.

Financial Highlights

For the year ended December 31, 2018, the Company’s gross revenues totaled $5.5 billion, compared to gross revenues of $4.7 billion reported in 2017. The Company reported net income for the year of $139.1 million, or $3.45 per diluted share, compared with net income of $172.1 million, or $4.20 per diluted share in 2017. During 2018, the Company incurred a non-cash charge to amortization expense and a charge to selling, general and administrative expense totaling $20.9 million associated with the upgrade and replacement of certain components of the Company’s Enterprise Resource Planning software platform (ERP Platform). Excluding the charge related to the ERP Platform, the Company’s adjusted net income in 2018 was $154.9 million ($3.85 per diluted share). In 2017, pretax income was reduced by $7.2 million due to the Company’s decision to pay a one-time discretionary bonus to all of its employees as a result of the tax reform legislation passed in December 2017. Also as a result of the tax reform legislation, the Company’s tax expense in 2017 was reduced by $82.9 million. Excluding the one-time discretionary bonus and the one-time tax benefits, the Company’s adjusted net income in 2017 was $93.7 million ($2.28 per diluted share).

Aftermarket products and services revenues were $1.7 billion in the year ended 2018, compared to $1.5 billion in the year ended 2017. The Company sold 37,797 new and used commercial vehicles in 2018, a 15.4% increase compared to 32,756 new and used commercial vehicles in 2017. The Company delivered 14,666 new heavy-duty trucks, 12,949 new medium-duty commercial vehicles, 2,161 new light-duty commercial vehicles and 8,021 used commercial vehicles during 2018, compared to 13,083 new heavy-duty trucks, 10,952 new medium-duty commercial vehicles, 1,661 new light-duty commercial vehicles and 7,060 used commercial vehicles during 2017.

In the fourth quarter of 2018, the Company’s gross revenues totaled $1.5 billion, compared to gross revenues of $1.2 billion reported for the fourth quarter of 2017. Net income for the quarter ended December 31, 2018 was $47.0 million, or $1.20 per diluted share, compared to $105.9 million, or $2.54 per diluted share, in the quarter ended December 31, 2017. In 2017, pretax income was reduced by $7.2 million due to the Company’s decision to pay a one-time discretionary bonus to all of its employees in December 2017. Also as a result of the tax reform legislation passed in December 2017, the Company’s tax expense in 2017 was reduced by $82.9 million in the fourth quarter of 2017. Excluding the one-time discretionary bonus and the one-time tax benefits, the Company’s adjusted net income in the fourth quarter of 2017 was $27.6 million ($0.66 per diluted share).

Aftermarket product and services revenues were $420.0 million in the fourth quarter of 2018, compared to $378.7 million in the fourth quarter of 2017. The Company’s absorption ratio was 124.3% in the fourth quarter of 2018, compared to 128.0% in the fourth quarter of 2017. The Company delivered 4,811 new heavy-duty trucks, 3,421 new medium-duty commercial vehicles, 487 new light-duty commercial vehicles and 1,895 used commercial vehicles during the fourth quarter of 2018, compared to 3,378 new heavy-duty trucks, 2,498 new medium-duty commercial vehicles, 394 new light-duty commercial vehicles and 1,863 used commercial vehicles during the fourth quarter of 2017.

The Company increased its lease and rental revenues by 9.6% and expanded leasing and rental margins in 2018, primarily due to increased rental fleet demand and utilization, along with reduced operating costs and successful execution of its leasing service model designed to maximize uptime for customers. Rush Truck Leasing now operates 45 PacLease and Idealease franchises in markets across the country with more than 8,100 trucks in its lease and rental fleet and more than 1,000 trucks under contract maintenance agreements.

“As in previous years, employee benefits and payroll taxes will negatively impact expenses in the first quarter of 2019 compared to the fourth quarter of 2018,” said Rush.

“During 2018, we repurchased $125.2 million of stock, and in October, we adopted a repurchase plan that allows us to repurchase $150 million of stock through December 31, 2019. As of December 31, 2018, there is $84.1 million remaining to spend under the plan. Further, we paid two cash dividends totaling $9.3 million to shareholders, reflecting our focus on enhancing shareholder value and our commitment to our capital allocation strategy. In addition to our commitment to our shareholder return programs, we also continued to invest in our strategic initiatives, and we ended the year in a strong financial position with $131.7 million in cash,” Rush said.

Network Expansion

“As always, we remain committed to expanding our commercial vehicle dealership network,” said Rush. “Since the beginning of 2018, we have opened full-service Peterbilt dealerships in Colorado Springs, Colorado, and Victoria and Beaumont, Texas. We also opened new parts and service locations in Adairsville and Savannah, Georgia, a used truck location in Miami, Florida, and a location in Memphis, Tennessee, which offers used truck sales as well as all-makes parts and service. In addition, we expanded our Rush Truck Leasing facility in Birmingham, Alabama to offer used trucks and all-makes parts,” Rush added.

“Last week, we announced that one of our subsidiaries plans to enter into an agreement with Tallman Group, the largest International Truck dealer in Canada, to form Rush Truck Centres of Canada Limited, which will operate Tallman Group’s network of commercial vehicle dealerships in the Province of Ontario, Canada.  Under the terms of the agreement, which is subject to customary closing conditions, a subsidiary of the Company will purchase 50% of the equity in Rush Truck Centres of Canada Limited. This is a significant transaction for Rush Enterprises because it is our first investment in operations outside of the United States. The transaction is scheduled to close on February 25, and we are looking forward to providing Tallman Group’s customers with best-in-class service by combining our technology solutions with the operational abilities of Tallman Group,” Rush said.

“I am also pleased to announce that we acquired certain assets of Country Ford, a Ford commercial vehicle dealership in Ceres, California on February 11, 2019. This dealership is operating as Rush Truck Center – Ceres and offers of a full range of Ford trucks, as well as parts and service,” Rush added.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year-end on Thursday, February 14, 2019, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International), conference ID 8859977 or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until April 15, 2019. Listen to the audio replay until February 21, 2019, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the conference ID 8859977.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and collision center operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services, the impact of strategic initiatives and the Company’s capital allocation strategy, including future issuances of cash dividends and future repurchases of the Company’s common stock, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$131,726	$124,541
Accounts receivable, net	190,650	183,875
Note receivable affiliate	12,885	11,914
Inventories, net	1,339,923	1,033,294
Prepaid expenses and other	10,491	11,969
Assets held for sale	2,269	9,505
Total current assets	1,687,944	1,375,098
Investments	–	6,375
Property and equipment, net	1,184,053	1,159,595
Goodwill	291,391	291,391
Other assets, net	37,962	57,680
Total assets	$3,201,350	$2,890,139

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,023,019	$778,561
Current maturities of long-term debt	161,955	145,139
Current maturities of capital lease obligations	19,631	17,119
Trade accounts payable	127,451	107,906
Customer deposits	36,183	27,350
Accrued expenses	125,056	96,132
Total current liabilities	1,493,295	1,172,207
Long-term debt, net of current maturities	439,218	466,389
Capital lease obligations, net of current maturities	49,483	66,022
Other long-term liabilities	11,118	9,837
Deferred income taxes, net	141,308	135,311
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2018 and 2017	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 28,709,636 Class A shares and 8,290,277 Class B shares outstanding in 2018; and 31,345,116 Class A shares and 8,469,247 Class B shares outstanding in 2017	458	454
Additional paid-in capital	370,025	348,044
Treasury stock, at cost: 3,791,751 Class A shares and 5,030,787 Class B shares in 2018 and 934,171 Class A shares and 4,625,181 Class B shares in 2017	(245,842)	(120,682)
Retained earnings	942,287	812,557
Total shareholders’ equity	1,066,928	1,040,373
Total liabilities and shareholders’ equity	$3,201,350	$2,890,139

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
New and used commercial vehicle sales	$1,049,667	$762,046	$3,558,637	$2,993,015
Parts and service	419,972	378,726	1,670,052	1,471,266
Lease and rental	60,896	58,434	238,238	217,356
Finance and insurance	5,249	4,896	20,535	17,988
Other	4,658	4,001	18,728	14,257
Total revenue	1,540,442	1,208,103	5,506,190	4,713,882
Cost of products sold:
New and used commercial vehicle sales	969,810	705,326	3,280,966	2,766,461
Parts and service	261,536	240,484	1,049,684	934,394
Lease and rental	50,256	49,384	197,271	183,091
Total cost of products sold	1,281,602	995,194	4,527,921	3,883,946
Gross profit	258,840	212,909	978,269	829,936
Selling, general and administrative	177,497	162,016	705,226	631,053
Depreciation and amortization	13,094	12,695	70,489	50,069
Gain (loss) on sale of assets	138	(181)	297	(105)
Operating income	68,387	38,017	202,851	148,709
Interest expense, net	6,414	3,594	19,682	12,310
Income before taxes	61,973	34,423	183,169	136,399
Provision (benefit) for income taxes	15,004	(71,444)	44,107	(35,730)
Net income	$46,969	$105,867	$139,062	$172,129

Earnings per common share:
Basic	$1.22	$2.65	$3.55	$4.34
Diluted	$1.20	$2.54	$3.45	$4.20

Weighted average shares outstanding:
Basic	38,460	40,025	39,223	39,627
Diluted	39,277	41,626	40,293	40,980

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	December 31, 2018	December 31, 2017
New heavy-duty vehicles	$672,614	$472,438
New medium-duty vehicles (including bus sales revenue)	262,797	193,271
New light-duty vehicles	20,200	15,912
Used vehicles	88,682	76,820
Other vehicles	5,374	3,605

Absorption Ratio	124.3%	128.0%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

This earnings release includes “adjusted net income (non-GAAP)” and “adjusted net income per diluted share (non-GAAP),” which are financial measures that are not in accordance with U.S. generally accepted accounting principles, since they exclude the one-time tax benefit from the tax reform legislation and the one-time discretionary bonus in 2017 and the charges related to the upgrade and replacement of the ERP platform in 2018. These measures differ from the most directly comparable measures calculated in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies. Reconciliations from the most directly comparable GAAP measures of adjusted net income (non-GAAP) and adjusted net income per diluted share (non-GAAP) are as follows:

	Three Months Ended
Adjusted Net Income (in thousands)	December 31, 2018	December 31, 2017
Net Income	$46,969	$105,867
One-time tax benefit from tax reform legislation	−	(82,862)
One-time discretionary bonus, net of tax	−	4,561
Adjusted Net Income (non-GAAP)	$46,969	$27,566

Per Diluted Share
Net Income	$1.20	$2.54
One-time tax benefit from tax reform legislation	−	(1.99)
One-time discretionary bonus, net of tax	−	0.11
Adjusted Net Income (non-GAAP)	$1.20	$0.66

	Twelve Months Ended
Adjusted Net Income (in thousands)	December 31, 2018	December 31, 2017
Net Income	$139,062	$172,129
One-time tax benefit from tax reform legislation	−	(82,862)
One-time discretionary bonus, net of tax	−	4,453
Charges related to upgrade and replacement of ERP platform, net of tax	15,886	−
Adjusted Net Income (non-GAAP)	$154,948	$93,720

Per Diluted Share
Net Income	$3.45	$4.20
One-time tax benefit from tax reform legislation	−	(2.02)
One-time discretionary bonus, net of tax	−	0.10
Charges related to upgrade and replacement of ERP platform, net of tax	0.40	−
Adjusted Net Income (non-GAAP)	$3.85	$2.28

Debt Analysis (in thousands)	December 31, 2018	December 31, 2017
Floor plan notes payable	$1,023,019	$778,561
Current maturities of long-term debt	161,955	145,139
Current maturities of capital lease obligations	19,631	17,119
Long-term debt, net of current maturities	439,218	466,389
Capital lease obligations, net of current maturities	49,483	66,022
Total Debt (GAAP)	1,693,306	1,473,230
Adjustments:
Debt related to lease & rental fleet	(589,933)	(598,512)
Floor plan notes payable	(1,023,019)	(778,561)
Adjusted Total Debt (Non-GAAP)	80,354	96,157
Adjustment:
Cash and cash equivalents	(131,726)	(124,541)
Adjusted Net (Cash) Debt (Non-GAAP)	$(51,372)	$(28,384)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments received fully cover the capital costs of the lease & rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	December 31, 2018	December 31, 2017
Net Income (GAAP)	$139,062	$172,129
Provision (benefit) for income taxes	44,107	(35,730)
Interest expense	19,682	12,310
Depreciation and amortization	70,489	50,069
(Gain) loss on sale of assets	(297)	105
EBITDA (Non-GAAP)	273,043	198,883
Adjustment:
Interest expense associated with FPNP	(17,839)	(10,121)
Adjusted EBITDA (Non-GAAP)	$255,204	$188,762

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	December 31, 2018	December 31, 2017
Net cash provided by operations (GAAP)	$215,364	$152,737
Acquisition of property and equipment	(238,260)	(209,917)
Free cash flow (Non-GAAP)	(22,896)	(57,180)
Adjustments:
Draws on floor plan financing, net	167,812	112,261
Proceeds from L&RFD	156,751	152,562
Principal payments on L&RFD	(163,734)	(144,998)
Non-maintenance capital expenditures	39,268	28,734
Adjusted Free Cash Flow (Non-GAAP)	$177,201	$91,379

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	December 31, 2018	December 31, 2017
Total Shareholders' equity (GAAP)	$1,066,928	$1,040,373
Adjusted net (cash) debt (Non-GAAP)	(51,372)	(28,384)
Adjusted Invested Capital (Non-GAAP)	$1,015,556	$1,011,989

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.